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                                                                  EXHIBIT (10)

                          SPECIAL RETIREMENT AGREEMENT

THIS AGREEMENT is made and entered as of August 15, 2000 (the "Agreement"), by and between FIRST UNION CORPORATION (the "Corporation") and EDWARD E. CRUTCHFIELD (the "Executive");

                              W I T N E S S E T H:

WHEREAS, the Executive has been the Chief Executive Officer of the Corporation from April 1984 to April 2000, the second longest tenure among the chief executive officers of the ten largest financial holding companies in the nation; and

WHEREAS, under the Executive's leadership and vision, the Corporation has evolved from a small financial institution with commercial banking operations only in North Carolina to the sixth largest bank holding company in the United States with operations in 41 states and 29 foreign countries; and

WHEREAS, the Executive desires to retire as an employee of the Corporation as of September 1, 2000, and the Board of Directors of the Corporation desires the Executive to remain as non-employee Chairman of the Board of Directors; and

WHEREAS, the Board of Directors of the Corporation, in recognition of and in appreciation for the Executive's outstanding leadership and contributions to the Corporation in the course of his distinguished and illustrious career with the Corporation, desires to confer upon the Executive the special retirement benefits herein set forth, which benefits are in addition to, and not in lieu of, any of the Executive's retirement benefits, including, without limitation, benefits pursuant to any employment agreement between the Corporation and the Executive, and any of the Corporation's pension and supplemental pension plans, deferred compensation plans, split dollar arrangements under the Corporation's Estate Preservation Program, stock incentive compensation plans or welfare benefit plans;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which being hereby acknowledged, the parties hereto hereby agree as follows:

1. Special Retirement Benefit. Following the date of the Executive's retirement as an employee of the Corporation (the "Retirement Date"), the Executive shall be entitled to receive a cash payment of $1,800,000.00 per year (the "Special Retirement Benefit"), for the remainder of the Executive's life. In addition, in the event the Executive shall become deceased prior to the end of the fifteenth anniversary of the Retirement Date (the "Retirement Benefit Period"), the Corporation shall pay a lump sum representing the net present value (as of the date of the Executive's death discounted at the Pension Benefit Guarantee Corporation discount rate then in effect for the Corporation's qualified pension plan) of the Special Retirement Benefit payments for the remainder of the Retirement Benefit Period (the "Beneficiary Payment") to the beneficiary as designated in writing from time to time by the Executive. In the event the Executive does not designate a beneficiary in writing, the Beneficiary Payment shall be made to the Executive's estate. The Special Retirement Benefit shall be paid to the Executive on the Retirement Date and each anniversary thereof. At the Executive's election, the Corporation shall


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place the "Lump Sum Actuarial Equivalent" (as defined below) of the aggregate
Special Retirement Benefit in a "rabbi trust" for the benefit of the Executive and/or his beneficiary. Payments to the Executive and/or his beneficiary from such "rabbi trust" shall be consistent with the terms of this Agreement.

         The "Lump Sum Actuarial Equivalent" means a single payment which is actuarially equivalent to the annuity benefit of the Special Retirement Benefit due to the Executive under Section 1 of this Agreement computed using the most recent Pension Benefit Guarantee Corporation discount rate in effect for the Corporation's qualified pension plan and the mortality assumptions utilized in the most recent actuarial valuation for the Corporation's qualified pension plan.

2. Corporate Aircraft. Following the Retirement Date, the Executive shall be entitled to use the Corporation's private aircraft: (i) up to 120 hours per year for the period beginning on the Retirement Date and ending on the day immediately preceding the tenth anniversary of the Retirement Date; (ii) up to 60 hours per year for the period beginning on tenth anniversary of the Retirement Date and ending on the day immediately preceding the twentieth anniversary of the Retirement Date; and (iii) thereafter up to 30 hours per year for the remainder of the Executive's life. In connection with the foregoing, and subject to applicable law, there shall be no restrictions on the number of passengers on the corporate aircraft as long as the Executive is a passenger on such aircraft.

3. Services Furnished. Following the Retirement Date, the Corporation shall furnish the Executive with office space, a personal secretary, office supplies, stenographic assistance and such other facilities and services related thereto that are commensurate with his current position as Chairman of the Board of Directors of the Corporation. The Corporation shall furnish the Executive the items in this Section 3 for the remainder of the Executive's life. The Executive's personal secretary hereunder shall be an employee of the Corporation (or a wholly-owned subsidiary thereof).

4. Automobile. Following the Retirement Date, the Corporation shall transfer title to the Executive of the automobile currently used by the Executive.

5. Supplemental Medical Benefits. Following the Retirement Date, the Corporation shall reimburse the Executive for any medical expenses incurred by the Executive for the remainder of his life which medical expenses are not otherwise paid by the Corporation's welfare benefit plans in which the Executive participates.

6. Other Benefits. The Executive is a participant in certain stock incentive plans maintained by the Corporation. This Agreement shall not change the terms of such plans or the benefits earned by or due to the Executive thereunder. The benefits earned by or due to the Executive in accordance with the terms of such plans shall be paid or provided by the Corporation or such plans (as the case may be) when due (whether such due date is on, before or after the Retirement
Date), and full payments and provision of benefits shall discharge fully all obligations of the Corporation and such plans with respect to the Executive's benefits under such plans. Notwithstanding the foregoing, each of the Executive's outstanding options to purchase shares of the Corporation's common stock shall become exercisable, if not already exercisable, on the Retirement Date and shall continue to be exercisable until the expiration date of such stock option, which date is set forth in the terms of the grant of such stock option.


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7. Certain Taxes. All taxes incurred by the Executive for the items contained in
Sections 2, 3, and 4 in this Agreement shall be paid by the Corporation on a grossed-up basis. The Corporation shall be entitled to withhold from the benefits and payments described herein all income and employment taxes required to be withheld by applicable law.

8. Amendment; Termination. No amendment, modification or termination of this Agreement may be made without the Executive's prior written consent.

9. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of North Carolina.

10. Other Agreements. This Agreement shall have no effect on (i) the Employment Agreement, dated as of August 1, 1985 (as amended), between the Corporation and the Executive, and (ii) the Special Restricted Stock Award Agreement, dated as of April 15, 1997, between the Corporation and the Executive, and such agreements shall remain in full force and effect.

11. Successors.

         (A) Corporation's Successors. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement which shall entitle the Executive to monetary and/or equitable damages, as the case may be. As used in this Agreement, "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 11(A) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         (B) The Executive's Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should become deceased while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to the Executive's beneficiary as designated in writing to the Corporation or, if there be no such designee, to the Executive's estate.


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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

                                                FIRST UNION CORPORATION


                                                By: /s/ Don R. Johnson
                                                    ----------------------------
                                                Name:  Don R. Johnson
                                                Title: Executive Vice President



                                                /s/ Edward E. Crutchfield
                                                --------------------------------
                                                Edward E. Crutchfield






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